Exhibit 99.4

INMAGENE BIOPHARMACEUTICALS

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2025 and 2024	F-3
Condensed Consolidated Statements of Redeemable Convertible Preferred Shares and Shareholders’ Deficit for the Three and Six Months Ended June 30, 2025 and 2024	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 and 2024	F-5
Notes to Condensed Consolidated Financial Statements	F-6 – F-20

INMAGENE BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$6,021	$12,118
Prepaid expenses and other current assets	6,561	350

Total current assets	12,582	12,468
Non-current assets:
Operating lease right-of-use assets, net	392	547
Other non-current assets	1,014	1,019
Deferred offering costs	5,138	1,888

Total assets	$19,126	$15,922

Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable	$6,554	$5,290
Accrued expenses and other current liabilities	4,412	3,460
Deferred revenue, current	—	650
Lease liabilities, current	255	309
Term loan	22,893	7,500

Total current liabilities	34,114	17,209
Non-current liabilities:
Lease liabilities, non-current	124	239

Total liabilities	34,238	17,448

Commitments and contingencies (Note 8)
Redeemable convertible preferred shares:
Series Seed redeemable convertible preferred shares - $0.00005 par value; 71,428,571 shares authorized, issued and outstanding as of June 30, 2025 and December 31, 2024; liquidation preference of $1,000 as of June 30, 2025 and December 31, 2024	994	919
Series B redeemable convertible preferred shares - $0.00005 par value, 239,156,361 shares authorized, issued and outstanding as of June 30, 2025 and December 31, 2024; liquidation preference of $30,982 and $29,943 as of June 30, 2025 and December 31, 2024, respectively	30,088	28,966
Series C-1 redeemable convertible preferred shares - $0.00005 par value; 290,202,451 shares authorized, and 270,636,854 issued and outstanding as of June 30, 2025 and December 31, 2024; liquidation preference of $86,513 and $83,507 as of June 30, 2025 and December 31, 2024, respectively	84,780	81,714
Series C-2 redeemable convertible preferred shares - $0.00005 par value; 351,591,430 shares authorized, and 127,875,914 issued and outstanding as of June 30, 2025 and December 31, 2024; liquidation preference of $50,929 and $49,125 as of June 30, 2025 and December 31, 2024, respectively	49,377	47,440

Total redeemable convertible preferred shares	165,239	159,039

Shareholders’ deficit:
Series A convertible preferred shares - $0.00005 par value; 326,079,495 shares authorized, issued and outstanding as of June 30, 2025 and December 31, 2024	18,967	18,967
Ordinary shares - $0.00005 par value, 18,721,541,692 shares authorized as of June 30, 2025 and December 31, 2024; 462,684,023 and 462,105,898 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	17	17
Additional paid-in capital	—	2,142
Accumulated deficit	(197,518)	(179,900)
Accumulated other comprehensive loss	(1,817)	(1,791)

Total shareholders’ deficit	(180,351)	(160,565)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$19,126	$15,922

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INMAGENE BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2025	2024	2025	2024
License revenue	$—	$—	$800	$—
Operating expenses:
Research and development	5,654	4,476	9,693	24,465
General and administrative	1,705	1,909	4,460	4,357

Total operating expenses	7,359	6,385	14,153	28,822

Loss from operations	(7,359)	(6,385)	(13,353)	(28,822)
Other income (expense):
Interest (expense) income, net	(194)	298	(313)	298
Other (expense) income, net	(32)	(172)	4	(49)

Total other (expense) income, net	(226)	126	(309)	249

Loss before income taxes	(7,585)	(6,259)	(13,662)	(28,573)
Provision for income taxes	—	—	—	—

Net loss	$(7,585)	$(6,259)	$(13,662)	$(28,573)
Less: Accretion of redeemable convertible preferred shares	3,149	2,908	6,200	5,759

Net loss attributable to ordinary shareholders	$(10,734)	$(9,167)	$(19,862)	$(34,332)

Loss per share ordinary share– basic and diluted:

Ordinary shares	$(4.46)	$(4.64)	$(8.26)	$(17.38)

Series A convertible preferred shares	(4.46)	(4.64)	(8.26)	(17.38)

Weighted average shares used to compute basic and diluted loss per share:
Ordinary shares	1,411,649	980,803	1,410,811	980,803

Series A convertible preferred shares	994,869	994,869	994,869	994,869

Comprehensive loss:
Net loss	$(7,585)	$(6,259)	$(13,662)	$(28,573)
Other comprehensive loss:
Foreign currency translation adjustment	(17)	(62)	(26)	(100)

Total comprehensive loss	$(7,602)	$(6,321)	$(13,688)	$(28,673)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INMAGENE BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share data)

	Redeemable Convertible Preferred Shares
	Series Seed Preferred Shares		Series B Preferred Shares	Series C-1 Preferred Shares		Series C-2 Preferred Shares		Total Redeemable Convertible	Series A Preferred Shares	Ordinary Shares		Additional Paid-In Capital		Accumulated Deficit	Accumulated Other Comprehensive Loss		Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Preferred Shares	Shares	Amount	Shares	Amount
Balance at December 31, 2024	71,428,571	$919	239,156,361	$28,966	270,636,854	$81,714	127,875,914	$47,440	$159,039	326,079,495	$18,967	462,105,898	$17	$2,142	$(179,900)	$(1,791)	$(160,565)
Issuance of ordinary shares upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	578,125	—	45	—	—	45
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	57	—	—	57
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	36	—	552	—	1,510	—	953	3,051	—	—	—	—	(2,244)	(807)	—	(3,051)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9)	(9)

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,077)	—	(6,077)
Balance at March 31, 2025	71,428,571	$955	239,156,361	$29,518	270,636,854	$83,224	127,875,914	$48,393	$162,090	326,079,495	$18,967	462,684,023	$17	$—	$(186,784)	$(1,800)	$(169,600)
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	39	—	570	—	1,556	—	984	3,149	—	—	—	—	—	(3,149)	—	(3,149)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(17)	(17)
Net loss	—	—	—	—	—	—	—	—		—	—	—	—	—	$(7,585)	—	$(7,585)

Balance at June 30, 2025	71,428,571	$994	239,156,361	$30,088	270,636,854	84,780	127,875,914	$49,377	$165,239	326,079,495	$18,967	462,684,023	$17	$—	$(197,518)	$(1,817)	$(180,351)

Balance at December 31, 2023	71,428,571	$785	239,156,361	$26,825	270,636,854	$75,859	127,875,914	$43,754	147,223	326,079,495	$18,967	321,469,306	$10	$—	$(143,332)	$(1,753)	$(126,108)
Ordinary shares issuable pursuant to Hutchmed agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	13,965	—	—	13,965
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	31	—	517	—	1,414	—	889	2,851	—	—	—	—	(2,851)	—	—	(2,851)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38)	(38)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(22,314)	—	(22,314)

Balance at March 31, 2024	71,428,571	$816	239,156,361	$27,342	270,636,854	$77,273	127,875,914	$44,643	$150,074	326,079,495	$18,967	321,469,306	$10	$11,114	$(165,646)	$(1,791)	$(137,346)

Accretion of Redeemable Convertible Preferred Shares to redemption value	—	33	—	527	—	1,442	—	906	2,908	—	—	—	—	(2,908)	—	—	(2,908)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(62)	(62)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,259)	—	(6,259)

Balance at June 30, 2024	71,428,571	$849	239,156,361	$27,869	270,636,854	$78,715	127,875,914	$45,549	$152,982	326,079,495	$18,967	321,469,306	$10	$8,206	$(171,905)	$(1,853)	$(146,575)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INMAGENE BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(13,622)	$(28,573)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4	1,045
Non-cash interest expense	393	—
Stock-based compensation expense	57	—
Amortization of right of use-assets	158	237
Non-cash research and development expense for the ordinary shares issuable pursuant to Hutchmed Agreement	—	13,965
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(6,206)	(271)
Other non-current assets	(1)	53
Accounts payable	961	660
Accrued expenses and other current liabilities	(14)	(2,004)
Deferred revenue	(650)	—
Operating lease liabilities	(171)	(250)

Net cash used in operating activities	(19,131)	(15,138)

Cash flows from investing activities:
Maturities and sales of short-term investments	—	10,151

Net cash provided by investing activities	—	10,151

Cash flows from financing activities:
Proceeds from exercise of share options	45	—
Proceeds from term loan	15,000	—
Payment of deferred offering costs	(2,001)	—

Net cash provided by financing activities	13,044	—

Effects of exchange rates on cash and cash equivalents	(10)	4
Net decrease in cash and cash equivalents	(6,097)	(4,983)
Cash and cash equivalents, beginning of year	12,118	15,321

Cash and cash equivalents, end of year	$6,021	$10,338

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$14	$—

Supplemental disclosure of non-cash investing and financing information:
Accretion of redeemable convertible preferred shares	$6,200	$5,759

Deferred offering costs in accounts payable	$285	$—

Deferred offering costs in accrued expenses and other current liabilities	$2,258	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INMAGENE BIOPHARMACEUTICALS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Description of Business

Inmagene Biopharmaceuticals (collectively, with its consolidated subsidiaries, the “Company”) is a clinical stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory diseases. The Company’s lead asset IMG-007, a non-depleting anti-OX40 monoclonal antibody, is in two global Phase 2a clinical trials in atopic dermatitis and alopecia areata. The Company was incorporated in the Cayman Islands in 2019 and is headquartered in San Diego, California.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred recurring losses and negative cash flows from operations since its inception. For the three and six months ended June 30, 2025, the Company incurred a net loss of $7.6 million and $13.7 million, respectively. For the six months ended June 30, 2025 the Company has used $19.1 million of cash in operating activities. As of June 30, 2025, the Company had an accumulated deficit of $197.5 million and cash and cash equivalents of $6.0 million.

Since inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for its product candidate or any future product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidate or any future product candidates through development, seeks regulatory approval and prepares for and, if its product candidate or any future product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, government or private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to the Company on acceptable terms, or at all. Management expects that existing cash and cash equivalents are not sufficient to fund its current operating plan for at least the next 12 months from the date these condensed consolidated financial statements are available to be issued.

If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of, or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations, and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.

On December 23, 2024, Ikena Oncology, Inc. (“Ikena”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Insight Merger Sub I, a wholly owned subsidiary of Ikena merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Ikena and the surviving corporation of the merger (the “First Merger”). Immediately following the effective time of the First Merger (the “first effective time”) and as part of the same overall transaction, the Company merged with and into Insight Merger Sub II, a wholly-owned subsidiary of Ikena (“Merger Sub II”) (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II being the surviving entity of the Second Merger. In connection with the Merger, Merger Sub II changed its corporate name to “Imagene Biopharmaceuticals” and Ikena changed its name to “ImageneBio, Inc.” Ikena, following the Merger, is referred to herein as the “Combined Company.” On July 25, 2025, the Merger between Ikena and Inmagene was completed and Ikena changed its name to ImageneBio, Inc.

Concurrent with the execution of the Merger Agreement, Ikena entered into subscription agreements (the “Subscription Agreements”) with certain investors to which Ikena agreed to issue and sell to such investors shares of Ikena’s common stock for gross proceeds of $75.0 million (the “Ikena concurrent financing”), which immediately followed the closing of the Second Merger. Ikena immediately contributed the proceeds from the Ikena concurrent financing to Merger Sub II (which the Company was merged into) as a capital contribution to fund the development of IMG-007 and for working capital and general corporate purposes.

Concurrent with the execution of the Merger Agreement, the Company and Ikena entered into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which Ikena has agreed to loan the Company up to $22.5 million in term loans of at least $7.5 million (collectively, the “Term Loan Advances”), with the first Term Loan Advance occurring within three days of the execution of the Loan Agreement. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without a premium or a penalty. The Term Loan Advances are secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of the anti-OX40 monoclonal antibody asset, IMG-007. Upon consummation of the Merger, all obligations (as defined in the Loan Agreement) were automatically forgiven, and the Loan Agreement was terminated. The Term Loan Advances, including interest accrued therewith, was added to Ikena’s net cash for purposes of the Merger Agreement, including the calculation of the Exchange Ratio (as defined in the Merger Agreement) and the closing conditions.

Immediately prior to the first effective time, Ikena, the Company and the designated rights agent entered into a Contingent Value Rights Agreement (the “Inmagene CVR Agreement”), pursuant to which Company shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurred received one contingent value right (each, an “Inmagene CVR”) for each outstanding Company share held by such shareholder on such date. Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Inmagene CVR Payments”) made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to the programs and projects controlled by the Company any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007), as may be further developed by or on behalf of Ikena after the closing of the Merger (the “Inmagene CVR Asset”), which is entered into prior to the closing of the Merger and (ii) 90% of the net proceeds received by Ikena as a result of Inmagene CVR Payments received under any disposition agreements related to the Inmagene CVR Assets entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.

Based upon Management’s expectation of continuing operating losses for the foreseeable future, the Company has concluded there is substantial doubt about its ability to continue as a going concern as of June 30, 2025.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and reflect the operations of the Company and its fully owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

These interim financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements and should be read in conjunction with the audited financial statements for the year ended December 31, 2024, which are included elsewhere in Ikena’s definitive proxy statement/prospectus filed on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), most recently amended on June 9, 2025 and declared effective on June 11, 2025 (“Ikena’s definitive proxy statement/prospectus”). In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2025, and its results of operations for the three and six months ended June 30, 2025 and 2024, and cash flows for the six months ended June 30, 2025 and 2024. The condensed consolidated balance sheet at December 31, 2024, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

There have been no material changes to the Company’s significant accounting policies as described in the Company’s audited consolidated annual financial statements for the year ended December 31, 2024 are included in the Ikena’s definitive proxy statement/prospectus.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, accrued research and development expenses, share-based compensation, the fair value of ordinary and redeemable convertible preferred shares, and the amount and timing of revenue recognition. The Company bases its estimates on historical experience, known trends and other factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in facts, circumstances, and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Net Loss Per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to ordinary shareholders when it has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to share in the earnings as if all loss for the period had been distributed. The Company’s redeemable convertible preferred shares participate in any dividends declared by the Company and are therefore considered to be participating securities. The participating securities are not required to participate in the losses of the Company, and therefore during periods of loss there is no allocation required under the two-class method.

The Company has two classes of ordinary shares outstanding—ordinary shares and Series A convertible preferred shares. Basic net loss per share attributable to ordinary shareholders is computed by allocating the undistributed earnings for each period to each class on a proportionate basis. Net loss per share is computed by dividing the net loss attributable to each class of ordinary share by the weighted average number of ordinary shares of each class outstanding for the period. The two-class method is expected to yield the same basic loss per share for ordinary share and Series A convertible preferred shares as there are no differences in dividend rights between the two classes. Diluted net loss attributable to ordinary shareholders is computed by adjusting net loss per share attributable to ordinary shareholders based on the potential impact of dilutive securities. Diluted net loss per share attributable to ordinary shareholders is computed by dividing the diluted net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period, including potential dilutive ordinary shares. For purpose of this calculation, outstanding options to purchase ordinary shares and shares of convertible preferred shares as converted to ordinary shares are considered potential dilutive ordinary shares. The Company generated a net loss in all periods presented, and therefore the basic and diluted net loss per share attributable to ordinary shareholders is the same as the inclusion of the potentially dilutive securities would be anti-dilutive. The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding, as the effect of including these securities would have been anti-dilutive:

	As of June 30,
	2025	2024
Share options to purchase ordinary shares	158,575,852	141,325,852
Redeemable convertible preferred stock (as converted to ordinary shares)	709,097,700	709,097,700
Contingently issuable ordinary shares pursuant to Hutchmed share subscription agreement	—	140,636,592

Total potentially dilutive securities	867,673,552	991,060,144

Recently Adopted Accounting Standards

The Company implemented all new accounting pronouncements that are in effect and may have an impact on the condensed consolidated financial statements. Unless otherwise discussed, the Company believes the impact of any recently issued and not yet effective pronouncements will not have a material impact on the condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 provide for enhanced income tax information primarily through changes to the income taxes paid information. ASU 2023-09 is effective for the Company for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements and related disclosures but does not expect it to be material.

In November 2024, the FASB issued ASU No. 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) and provided a clarifying update in January 2025. The amendments increase disclosure requirements primarily through enhanced disclosures about types of expenses (including purchases of inventory, employee compensation, depreciation, and amortization) in commonly presented expense captions. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, and is required to be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the disclosures on its consolidated financial statements.

On July 30, 2025 the FASB issued ASU No. 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides guidance for estimating credit losses under the current expected credit losses (CECL) model for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. The guidance is effective for periods beginning after December 15, 2025 and is required to be adopted prospectively. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the disclosures on its consolidated financial statements.

3. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of June 30, 2025 and December 31, 2024, consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Prepaid foreign consumption tax	$—	$81
Prepaid research and development costs	6,362	57
Other receivables	99	83
Prepaid other	100	129

Prepaid expenses and other current assets	$6,561	$350

Other Non-Current Assets

Other non-current assets as of June 30, 2025 and December 31, 2024, consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Investment in Celexor	$942	$942
Non-current deposits	69	69
Property and equipment, net	3	8

Other non-current assets	$1,014	$1,019

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of June 30, 2025 and December 31, 2024, consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Accrued research and development costs	$1,469	$654
Accrued compensation	480	931
Accrued professional fees	88	485
Accrued financing cost	2,258	1,294
Accrued other	117	96

Accrued expenses and other current liabilities	$4,412	$3,460

4. Term Loan

In connection with the execution of the Merger Agreement, the Company received $7.5 million of the initial Term Loan Advance in December 2024. The Term Loan Advances bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty. The Company received the second Term Loan Advance of $7.5 million in April 2025 and the Company received the third $7.5 million Term Loan Advance in May 2025. Under the Loan Agreement, the Company cannot draw any additional increments as of June 30, 2025. The Company recorded the Term Loan Advances as a current liability as the initial Term Loan Advance will mature and become due and payable six months from the termination of the Merger Agreement. Upon consummation of the Merger all unpaid Obligations (as defined in the Loan Agreement), including the loan principal and any accrued but unpaid interest, will be automatically forgiven. The Company did not incur any fees or other issuance costs to establish this loan. As of June 30, 2025, the outstanding principal balance from the initial Term Loan Advance of $22.5 million and the corresponding accrued interest of $0.4 million were included within Term loan on the condensed consolidated balance sheet. The Term Loan was forgiven upon the consummation of the Merger on July 25, 2025.

5. Convertible Preferred Shares and Redeemable Convertible Preferred Shares

Convertible preferred shares and redeemable convertible preferred shares consisted of the following (in thousands, except share and per share amounts):

	As of June 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Convertible preferred shares
Series A	326,079,495	326,079,495	$0.0583	$18,967	$—

Total convertible preferred shares	326,079,495	326,079,495		$18,967	$—

Redeemable convertible preferred shares
Series Seed	71,428,571	71,428,571	$0.0070	$994	$1,000
Series B	239,156,361	239,156,361	0.0876	30,088	30,982
Series C-1	290,202,451	270,636,854	0.2240	84,780	86,513
Series C-2	351,591,430	127,875,914	0.2844	49,377	50,929

Total redeemable convertible preferred shares	952,378,813	709,097,700		$165,239	$169,424

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Convertible preferred shares
Series A	326,079,495	326,079,495	$0.0583	$18,967	$—

Total convertible preferred shares	326,079,495	326,079,495		$18,967	$—

Redeemable convertible preferred shares
Series Seed	71,428,571	71,428,571	$0.0070	$919	$1,000
Series B	239,156,361	239,156,361	0.0876	28,966	29,943
Series C-1	290,202,451	270,636,854	0.2240	81,714	83,507
Series C-2	351,591,430	127,875,914	0.2844	47,440	49,125

Total redeemable convertible preferred shares	952,378,813	709,097,700		$159,039	$163,575

Series Seed Preferred Shares

The Company previously issued 71,428,571 shares of Series Seed redeemable convertible preferred shares (the “Series Seed”) for total gross proceeds of $0.5 million less Series Seed issuance fees of $0.1 million.

Series A Preferred Shares

The Company previously issued a total of 326,079,495 shares of Series A convertible preferred shares (the “Series A”) for total gross proceeds of $19.0 million less immaterial issuance fees.

Series B Preferred Shares

The Company previously issued a total of 239,156,361 shares of Series B redeemable convertible preferred shares (the “Series B”) for total gross proceeds of $21.0 million less Series B issuance fees of $0.1 million.

Series C Preferred Shares

The Company previously issued a total of 270,636,854 shares of Series C-1 redeemable convertible preferred shares (“Series C-1”) for total gross proceeds of $60.6 million less Series C-1 issuance fees of $1.1 million.

In conjunction with the achievement of certain milestones, the Company issued a total of 127,875,914 shares of Series C-2 redeemable convertible preferred shares (“Series C-2”) for total gross proceeds of $36.4 million less Series C-2 issuance fees of $0.6 million.

Collectively, the Series C-1 and Series C-2 shall be referred to as the Series C Preferred Shares.

The key terms of the Series Seed, Series A, Series B and Series C Preferred Shares (collectively, the “Preferred Shares”) are as follows:

Conversion rights

Each share of Preferred Shares shall be convertible, at the option of the holder, at any time, into such number of ordinary shares as is determined by dividing the original issue price by the applicable conversion price in effect at the time of conversion. The conversion price shall initially be equal to the applicable original issue price of each series of Preferred Shares. The conversion prices are subject to adjustments for share splits, combinations, ordinary share dividends, distributions, capital reorganization and certain dilutive equity issuances. As of June 30, 2025 and 2024, each series of Preferred Shares were convertible into ordinary shares on a one-for-one basis.

Each share of Preferred Shares shall automatically be converted, based on the then -effective conversion price applicable to the relevant series of Preferred Shares upon the earlier of (i) the closing of an IPO that resulted in an offering of at least $600 million and aggregate gross proceeds of at least $60 million, or (ii) the date specified by written consent of the holders of sixty-six percent (66%) of such class of Preferred Shares.

Voting rights

The holders of each series of Preferred Shares are entitled to vote on all matters and shall have the number of votes equal to the number of ordinary shares of into which the Preferred Shares are convertible.

The authorized number of directors on the Board shall be up to five directors including one director appointed by the Series C lead investor, one director appointed by the Series Seed holders and one director appointed by the Series B lead investor.

Dividend rights

There are no specific dividends related to each series of Preferred Shares. If the Company declares a dividend on shares of more than one class or series of capital shares, the dividend payable to the holders of Preferred Shares will be in proportion to the number of ordinary shares issuable to each holder had all Preferred Shares been converted on a fully-diluted basis. As of June 30, 2025, no dividends have been declared or paid on the Company’s Preferred Shares.

Redemption rights

The Series A preferred shareholders are not entitled to any redemption rights.

The Series Seed preferred shares are redeemable at the holders’ option at any time on or after the earlier of: (i) the seventh (7th) anniversary of August 30, 2020, or (ii) any material breach of the agreements entered into in connection with the Series Seed Purchase Agreement. The redemption price of the Series Seed preferred shares are equal to (a) 200% of the Series Seed original issue price, plus (b) an amount equal to a rate of return of 10% per annum of the original issue price of the Series Seed preferred shares calculated from the original issue date through the redemption date, plus (c) all declared or accrued but unpaid dividends, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations, or similar transactions.

The Series B and Series C preferred shares are redeemable at the holders’ option at any time on or after the earlier of: (i) the seventh (7th) anniversary of August 30, 2020, or (ii) any material breach of the agreements entered into in connection with the Series B Purchase Agreement or the Series C Purchase Agreement, respectively. The redemption price of Series B and Series C preferred shares are equal to (a) 100% of the respective Series B or Series C preferred shares original issue price, plus (b) an amount equal to a rate of return of 10% per annum of the original issue price of the Series B or Series C preferred shares calculated from the original issue date through the redemption date of the respective Series B or Series C preferred shares, plus (c) all declared or accrued but unpaid dividends, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations, or similar transactions.

Liquidation preference

The Series A preferred shareholders are not entitled to any liquidation preference.

In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Company, or Trade Sale defined as (a) a merger, consolidation, or other corporate transaction which results in the Company’s shareholders before the transaction owning less than 50% of the voting power after the transaction or which results in greater than 50% of the voting power being transferred or (b) the sale, transfer, or lease of substantially all of the assets or intellectual property of the Company, first, the holders of shares of Series C preferred shares then outstanding shall be entitled to an amount per share equal to the sum of (i) the original issue price of the preferred shares, (ii) an amount equal to a rate of return of 10% per annum of the original issue price of the preferred shares, and (iii) all accrued but unpaid dividends. Second, the holders of shares of Series B preferred shares then outstanding shall be entitled to an amount per share equal to the sum of (i) the original issue price of the preferred shares, (ii) an amount equal to a rate of return of 10% per annum of the original issue price of the preferred shares, and (iii) all accrued but unpaid dividends. If the amount that a holder of Series B preferred shares would receive would be greater than 3.5 times the Series B original issue price of the preferred shares, then the holders of Series B preferred shares would only be entitled to the remaining assets and funds of the Company available for distribution, distributed ratably on an as- converted basis, after paying in full the aggregate Series C shareholders and the aggregate Series Seed shareholders. Third, the shares of Series Seed preferred shares then outstanding shall be entitled to an amount per share equal to 200% of the original issue price of the Series Seed preferred shares, plus any dividends declared but unpaid. Fourth, after paying in full the aggregate Series C preferred shareholders, the aggregate Series B preferred shareholders, and the aggregate Series Seed preferred shareholders, the remaining assets and funds of the Company available for distribution shall be distributed ratably among all investors according to the relative number of ordinary shares held by such investor, on an as-converted basis.

If the assets of the Company available for distribution are insufficient to pay the holders the full amount they are entitled, the holders of Preferred Shares shall share ratably in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable were paid in full.

6. Ordinary Shares

The Company’s certificate of incorporation, as amended and restated, authorizes the Company to issue 18,721,541,692 ordinary shares, $0.00005 par value. As of June 30, 2025, 462,684,023 ordinary shares were issued and outstanding. Each ordinary share entitles the holder to one vote, together with the holders of Preferred Shares on an as-converted basis, on all matters submitted to the shareholders for a vote. The holders of ordinary shares are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, in proportion to the number of ordinary shares issuable to each holder of Preferred Shares.

As of June 30, 2025, the Company had reserved ordinary shares for future issuances as follows:

2025
Series Seed Preferred Shares, as converted to ordinary	71,428,571
Series A Preferred Shares, as converted to ordinary	326,079,495
Series B Preferred Shares, as converted to ordinary	239,156,361
Series C-1 Preferred Shares, as converted to ordinary	270,636,854
Series C-2 Preferred Shares, as converted to ordinary	127,875,914
Outstanding ordinary share options	158,575,852
Ordinary shares available for grant under the Plan	208,193,482

Total	1,401,946,529

7. Share-Based Compensation

In 2019, the Board of Directors approved the adoption of the 2019 Shares Incentive Plan (the “Plan”). As of June 30, 2025, 488,816,765 ordinary shares had been authorized for issuance under the Plan, of which 122,047,431 ordinary shares have been issued. The Plan provides for the grant of incentive and non-qualified share options, restricted share units, and restricted share awards to employees, officers, directors, consultants and advisors of the Company. As of June 30, 2025, there were 208,193,482 shares available for grant under the Plan.

Summary of share options

The Company granted share options where vesting was subject to service and performance-based criteria. The service condition is typically a four-year service vesting period, and the exercise of the share options is contingent upon consummation of certain transactions of the Company such as a change in control, corporate transaction, or Initial Public Offering. A Corporate Transaction includes specific events in which the Company undergoes a merger or reverse merger, the sale of substantially all assets, a liquidation or dissolution, or an acquisition, resulting in either a change of control or the loss of majority voting power by its shareholders. The Company also granted certain share options with vesting that is determined based on the achievement of certain corporate and individual milestones. The recognition of expense for these share options is further dependent upon the achievement of certain milestones. In addition, the Plan allows for the acceleration of vesting of certain awards to the extent approved by the administrator of the Plan. The Company’s share option activity for the six months ended June 30, 2025 is summarized as follows:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2024	159,003,977	$0.02	6.46	$13,288
Granted	150,000	0.01
Exercised	(578,125)	0.05
Cancelled/forfeited	—	—

Outstanding as of June, 2025	158,575,852	$0.02	6.42	$13,288

Exercisable as of June 30, 2025	—	—	—	$—
Vested and expected to vest as of June 30, 2025	158,575,852	$0.02	6.42	$13,288

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the estimated fair value of the ordinary shares for options that had exercise prices lower than the fair value of the Company’s ordinary shares at the end of the period.

The weighted average grant-date fair value of share options granted during the six months ended June 30, 2025 was $0.09 per share.

Share-based compensation expense for share options

There was no share-based compensation expense during the three months ended June 30, 2025 and 2024. Share-based compensation expense for the six months ended June 30, 2025 and 2024 was recorded as follows (in thousands):

	Six months ended June 30,
	2025	2024
Research and development	$57	$0
General and administrative	—	—

Total	$57	$0

In the six months ended June 30, 2025, the Plan Administrator approved the vesting and exercisability of certain stock options under the Plan resulting in the recognition of $0.1 million of share-based compensation included in research and development expense within the condensed consolidated statement of operations and comprehensive loss. As of June 30, 2025 and 2024, the remaining outstanding options contained performance conditions related to the exercisability and vesting of the share options granted, which were not probable of achievement based on the relevant facts and circumstances. Therefore, the Company recorded no share-based compensation expense for the remaining outstanding awards granted under the Plan. As of June 30, 2025, unrecognized share-based compensation expense for share option awards that are not exercisable until a change in control, IPO or Corporate Transaction was $15.4 million.

For the six months ended June 30, 2024, the Company recorded $14.0 million in research and development expense related to the issuance of ordinary shares on the condensed consolidated statement of operations and comprehensive loss, respectively. See Note 9, “Collaborative Arrangements and Licensing Agreements” for detail on the issuance of ordinary shares related to the Hutchmed Agreement.

Summary of restricted share units (“RSU”)

The following table summarizes RSU activity for the six months ended June 30, 2025:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested, beginning of period	—	$—
Granted	10,300,000	0.10
Vested	—	—
Forfeited	—	—

Unvested, end of period	10,300,000	$0.10

On April 8, 2025, the Board of Directors granted restricted share units to employees. Prior to April 8, 2025, the Company had not granted any RSUs to employees. The RSUs contain service-based and performance-based vesting conditions. The performance-based vesting condition is the successful closing of the Merger. The service-based requirement shall be satisfied subject to the employee remaining in continuous service through the closing of the Merger. The holders of RSUs are not entitled to dividends or dividend equivalents. The fair value of the RSUs granted is based on the estimated fair value of the underlying shares at the date of grant.

As of June 30, 2025, unrecognized share-based compensation expense for RSUs that do not vest until the completion of the contemplated Merger and continuous service through the Merger was $1.0 million.

8. Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes there is no litigation pending or loss contingencies that could have, either individually or in the aggregate, a material impact on the Company’s condensed consolidated financial statements.

The Company enters into contracts in the normal course of business with third-party contract organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes. These contracts generally provide for termination following a certain period after notice and therefore the Company believes that its non-cancelable obligations under these agreements are not material.

9. Collaborative Arrangements and Licensing Agreements

Collaborative Arrangements

IMG-013 and IMG-008 Agreements

On July 12, 2024, the Company entered into separate Exclusive License and Collaboration Agreements to license Inmagene’s anti-IL-7Ra antibody (“IMG-013 Agreement”) and anti-IL-36R antibody (“IMG-008 Agreement”) to a third party. The Company determined that the IMG-008 Agreement and IMG-013 Agreement should be accounted for as separate contracts with a customer in accordance with ASC 606.

IMG-013 Agreement

Under the IMG-013 Agreement, the Company agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Inmagene know-how which would address immune disorders where Inmagene’s anti-IL-7Ra antibody (IMG-013) is involved. The license term commenced upon receipt of the upfront payment and will continue until such time as there are no remaining payment obligations due to the Company.

Under the IMG-013 Agreement as amended by the settlement agreement and mutual general release pertaining to the IMG-008 Agreement, the Company was entitled to receive a $3.5 million non-refundable upfront cash payment, which the Company received in the third quarter of 2024. The Company is eligible to receive up to $66.0 million in payments under the IMG-013 Agreement based on development and regulatory milestones for the first indication and may be eligible to receive additional payments for subsequent indications, and up to $285.0 million in payments based on sales-based milestones. The Company may also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the IMG-013 Agreement are refundable.

The Company concluded that the promises included the license of intellectual property and technology transfer and these promises should be combined into a single performance obligation.

In order to determine the transaction price, the Company evaluated all the payments to be received during the duration of the contract. Fixed consideration exists in the form of the $3.5 million upfront payment. Development, regulatory, and sales-based milestones and royalties were considered variable consideration. The potential milestone payments were excluded from the transaction price at the outset of the arrangement because (i) all development and regulatory milestone payments did not meet the criteria for inclusion using the most-likely-amount method due to the uncertainties of research and development and (ii) the Company recognizes sales-based royalties and milestone payments as revenue at the later of the occurrence of the related sales or the date upon which the performance obligation has been satisfied under the sales-based royalty exception as the license is the predominant item to which the sales-based royalties and milestones relate. The Company will re-evaluate the transaction price, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. The Company determined that the initial transaction price consists of the upfront payment which is allocated to the one performance obligation. The transaction price allocated to the one performance obligation was recognized upon grant of license and transfer of technology in the third quarter of 2024.

IMG-008 Agreement

Under the IMG-008 Agreement, the Company agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Inmagene know-how which would address immune disorders where Inmagene’s anti-IL-36R antibody (IMG-008) is involved. The license term would have commenced upon receipt of the upfront payment and would continue until such time as there are no remaining payment obligations due to the Company.

Under the IMG-008 Agreement, the Company was initially entitled to receive a $6.5 million non-refundable upfront cash payment from IMG-008 no later than September 9, 2024. The Company was also eligible to receive up to $86.5 million in payments under the IMG-008 Agreement based on development and regulatory milestones for the first indication and may be eligible to receive additional payments for subsequent indications, and up to $285.0 million in payments based on sales-based milestones. The Company was also entitled to receive additional payments based on mid-single-digit sales-based royalties.

The Company and the third party entered into an amendment of the IMG-008 Agreement in the third quarter of 2024, whereby the Company extended the payment period for the upfront payment in exchange for a non-refundable $0.7 million deposit. The $0.7 million deposit was received by the Company during the three months ended September 30, 2024 and was reflected as deferred revenue on the consolidated balance sheet as of December 31, 2024.

During the first quarter of 2025, the Company and the third party entered into a settlement agreement and mutual general release pertaining to the IMG-008 Agreement, whereby the Company agreed to dismiss all claims against the third party related to the IMG-008 Agreement in exchange for (1) re-affirmation of full release by the third party of the $0.7 million of funds previously deposited by the third party; (2) payment of a one-time settlement amount of $0.1 million by the third party to the Company; and (3) amendment of the above noted IMG-013 Agreement to increase the development and regulatory milestones from $63.0 million to $66.0 million. Except as so amended, the IMG-013 Agreement remains in full force and effect in accordance with its terms, whereas the IMG-008 Agreement is effectively terminated. For the three and six months ended June 30, 2025, the Company recognized $0 and $0.8 million of license revenue in the condensed consolidated statement of operations and comprehensive loss, respectively.

Celexor

On September 28, 2023, the Company entered into an Exclusive License and Collaboration Agreement (the “Celexor Agreement”) with Celexor Bio, Inc. (“Celexor”). The Company granted Celexor an exclusive royalty-bearing license to develop, manufacture, and commercialize any and all products and associated products utilizing Inmagene’s IMG-018, a monoclonal antibody targeting immunoglobulin-like transcript 7. The license term commenced upon the execution of the Celexor Agreement and will continue until such time as there are no remaining payment obligations due to the Company.

Under the Celexor Agreement, the Company received an upfront payment of $7.0 million and 1,223,300 shares of Celexor’s Series Seed-2 Preferred Shares valued at $0.9 million from Celexor. The Company is eligible to receive up to $112.0 million in payments based on development and regulatory milestones, and up to $175.0 million in payments based on sales-based milestones. The Company may also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the Celexor Agreement are refundable. The Company determined the Celexor Agreement should be accounted for as a contract with a customer under ASC 606.

The Company concluded that the promises included the license of intellectual property and technology transfer, and these promises should be combined into a single performance obligation.

In order to determine the transaction price, the Company evaluated all of the payments to be received over the duration of the contract. Fixed consideration exists in the form of the upfront payment and Celexor Series Seed-2 Preferred Shares received. Development, regulatory, and sales-based milestones and royalties were considered variable consideration. The potential milestone payments were excluded from the transaction price at the outset of the arrangement because (i) all development and regulatory milestone payments did not meet the criteria for inclusion using the most-likely-amount method due to the uncertainties of research and development and (ii) the Company recognizes sales-based royalties and milestone payments as revenue at the later of the occurrence of the related sales or the date upon which the performance obligation has been satisfied under the sales-based royalty exception as the license is the predominant item to which the sales-based royalties and milestones relate. The Company will re-evaluate the transaction price, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. The Company determined that the initial transaction price consists of the upfront payment of $7.0 million and the receipt of Celexor’s Series Seed-2 Preferred Shares which were valued at $0.9 million, which is allocated to the single performance obligation. The transaction price allocated to the single performance obligation was recognized upon grant of license and transfer of technology which occurred in the fourth quarter of 2023.

As of June 30, 2025 and December 31, 2024, the Celexor shares are recorded within other non-current assets in the condensed consolidated balance sheets.

Licensing Agreements

Hutchmed Limited

On January 5, 2021, the Company entered into a Collaboration, Option and License Agreement (the “Hutchmed Agreement”) with Hutchmed Limited (“Hutchmed”), formerly known as Hutchison MediPharma Limited. The Company entered into the Hutchmed Agreement as a strategic partnership to further develop four novel preclinical drug candidates discovered by Hutchmed for the potential treatment of multiple immunological diseases – OX40 (CD134) antagonistic monoclonal antibody (anti-OX40 mAB), BTK (Bruton tyrosine kinase) inhibiter (BTK HMPL-727), RIPK1 HMPL-662, and CSF-1R HMPL-958.

Under the terms of the Hutchmed Agreement, the Company received an exclusive, royalty-free, worldwide license to perform research and development and for use in regulatory filings, at the Company’s expense. Further, on a licensed product-by-licensed product basis, the Company received the option to obtain an exclusive, worldwide, royalty-bearing license to further develop, manufacture and commercialize, with Hutchmed retaining first right to co-commercialization in mainland China (each a “License Option”).

Upon exercise of each License Option, the Company will pay a $20.0 million fee per licensed compound, or, if exercise and payment is made within three years of execution of the Hutchmed Agreement, the Company may elect to pay the option exercise fee in ordinary shares pursuant to a share subscription agreement at a price to be agreed to by both parties. Following the Company’s decision to exercise the License Option, Hutchmed will be eligible to receive up to $92.5 million in development and regulatory milestones for each drug candidate that is licensed. Additionally, Hutchmed is eligible to receive up to $135.0 million in additional sales-based milestones and tiered sales-based royalties ranging from high-single-digit to low-tens percentages. None of the payments under the Hutchmed Agreement are refundable.

In April 2023, the Company entered into an amendment to the Hutchmed Agreement which terminated portions of the Hutchmed Agreement related to the RIPK1 HMPL-662 compound, and extended the Company’s deadline for License Option exercise by an additional year to allow time for additional research to be performed on two of the remaining targets.

On October 16, 2023, the Company exercised the License Option for (a) anti-OX40 mAB, and (b) the BTK (Bruton tyrosine kinase) inhibiter. The Company elected to pay Hutchmed the option exercise fee in the form of ordinary shares pursuant to the financial provisions of the Hutchmed Agreement. The License Option rights to CSF-1R HMPL-958 were not exercised and have expired under the terms of the Hutchmed Agreement.

In February 2024, the Company and Hutchmed entered into a share subscription agreement whereby the Company agreed to issue 140,636,592 of ordinary shares for satisfaction of the option exercise fees for the two licensed compounds. For the three months ended March 31, 2024, the Company recorded $14.0 million in research and development expenses on the consolidated statements of operations and comprehensive loss.

Affibody

On April 29, 2020, the Company entered into a License and Collaboration Agreement (the “Affibody Agreement”) with Affibody AB (“Affibody”). The Company entered into the Affibody Agreement as a strategic partnership to develop and commercialize Affibody’s ABY-035, a bispecific molecule targeting Interleukin-17A, for multiple auto-immune diseases.

Under the Affibody Agreement, the Company received an exclusive license to develop and commercialize any and all products and associated products utilizing ABY-035 in mainland China, Hong Kong, Taiwan, Macau, and South Korea (“Inmagene Territory”), a non-exclusive license to Affibody’s proprietary platform that is necessary or useful to develop and commercialize the licensed products in the Inmagene Territory and development activities in the Asia Pacific region, excluding Japan. Affibody will be responsible for the manufacturing and supply of ABY-035 for development and commercialization worldwide and is not precluded from additional collaboration and licensing agreements in territories not covered by the Affibody Agreement.

Under the terms of the Affibody Agreement, the Company paid a $10.0 million upfront payment and Affibody is eligible to receive up to $37.5 million in payments based on development and regulatory milestones and up to $178.0 million in payments based on sales-based milestones, plus tiered sales-based royalties ranging from high-single-digit to low-tens percentages in the Inmagene Territory.

Additionally, Inmagene will share the global development costs of select clinical trials and be eligible to receive from Affibody up to $36.0 million in payments relating to certain global development, regulatory and sales-based milestones and tiered low-single-digit sales-based royalties on net sales outside of the Inmagene Territory.

None of the payments under the Affibody Agreement are refundable.

On January 9, 2025, the Company entered into an agreement with Affibody to terminate the Affibody Agreement effective as of January 10, 2025. In accordance with the terms of the Affibody Agreement, all corresponding licenses or sublicenses were terminated, and the Company agreed to wind down any ongoing studies for any compounds subject to the Affibody Agreement.

10. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders for the three months ended June 30, was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30,
	2025	2024
Numerator:
Net loss	$(7,585)	$(6,259)
Less: accretion of Preferred Stock	$3,149	$2,908

Net loss attributable to common stockholders - basic and diluted	$(10,734)	$(9,167)

Denominator:
Weighted-average common stock outstanding	1,411,649	980,803

Weighted-average Series A convertible preferred outstanding	994,869	994,869

Net loss per share attributable to common stockholders - basic and diluted	$(4.46)	$(4.64)

Net loss per share attributable to Series A stockholders - basic and diluted	$(4.46)	$(4.64)

Basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, was calculated as follows (in thousands, except share and per share amounts):

	Six Months Ended June 30,
	2025	2024
Numerator:
Net loss	$(13,662)	$(28,573)
Less: accretion of preferred stock	$6,200	$5,759

Net loss attributable to common stockholders - basic and diluted	$(19,862)	$(34,332)

Denominator:
Weighted-average common stock outstanding	1,410,811	980,803

Weighted-average Series A convertible preferred outstanding	994,869	994,869

Net loss per share attributable to common stockholders - basic and diluted	$(8.26)	$(17.38)

Net loss per share attributable to Series A stockholders - basic and diluted	$(8.26)	$(17.38)

In accordance with ASC 260, Earnings Per Share, the Company recast its basic and diluted earnings per share computations for the effect of the exchange ratio of 0.0030510 on its outstanding common stock during the three and six months ended June 30, 2025 and 2024, resulting from the close of the Merger which occurred on July 25, 2025.

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted share units as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potentially dilutive securities from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

	As of June 30,
	2025	2024
Series B Convertible preferred stock (as converted to common stock)	239,156,361	239,156,361
Series C Convertible preferred stock (as converted to common stock)	398,512,768	398,512,768
Series Seed Convertible preferred stock (as converted to common stock)	71,428,571	71,428,571
Contingently issuable ordinary shares pursuant to Hutchmed share subscription agreement	—	140,636,592
Stock options to purchase common stock	158,575,852	141,325,852

Total	867,673,552	991,060,144

11. Segment Information

The Company operates and manages its business as a single operating and reportable segment for the purpose of assessing performance and making operating decisions. The Company’s chief executive officer, who is the CODM, reviews the Company’s financial information on an aggregated basis for purposes of evaluating financial performance and allocating resources. The CODM assesses operating performance as compared to planned activities for the operating segment and decides how to allocate resources based on net loss that also is reported on the consolidated statement of operations and comprehensive loss. The Company derives license revenue primarily in the United States from research and development collaborations and manages the business activities on a consolidated basis.

In addition, the CODM is regularly provided the following significant segment financial information to assist in segment performance evaluation, resource allocation, and decision-making (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Research and Development
Clinical research and outside services	$4,879	$3,157	$7,988	$7,993
Compensation and related	774	1,117	1,648	2,305
Other research and development expenses(a)	—	203	—	203
Stock-based compensation expense	—	—	57	13,965

Total research and development expense	$5,653	$4,476	$9,693	24,465

General and Administrative
Compensation and related	$589	$613	1,328	1,509
Consulting and professional services	645	268	2,301	922
Other general and administrative expenses(b)	471	1,029	831	1,926

Total general and administrative expense	$1,705	$1,909	4,460	4,357

(a)

Other research and development expenses include depreciation and amortization expense and a non-cash research and development expense for the ordinary shares issuable pursuant to the Hutchmed Agreement of $14.0 million for the six months ended June 30, 2024.

(b)	Other general and administrative expenses include depreciation and amortization expense, and certain departmental expenses.

Property and equipment, net as of June 30, 2025, and December 31, 2024 is located in the United States.

12. Income Taxes

Income taxes for the three months ended June 30, 2025, and 2024 were recorded at the Company’s estimated annual effective income tax rate, subject to adjustments for discrete events, if they occur. The Company’s estimated annual effective tax rate for the six months ended June 30, 2025, and 2024 was 0% and 0%, respectively. The primary reconciling items between the federal statutory rate of 21.0% and the Company’s overall effective tax rate for these periods is due to net operating losses and the valuation allowance recorded against the full amount of the Company’s net deferred tax assets.

A valuation allowance is required when it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The realization of deferred tax assets depends on the generation of sufficient future taxable income during the period in which the Company’s related temporary differences become deductible.

Management believes that based on the earnings history of the Company, it is more likely than not that the benefits of these assets will not be realized, and therefore, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of June 30, 2025, and December 31, 2024.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions, most notably Section 174 capitalization of domestic research and development costs. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. We are currently assessing its impact on our consolidated financial statements.

13. Subsequent Events

The Company evaluated subsequent events occurring subsequent to June 30, 2025 through August 12, 2025, the date the condensed consolidated financial statements were available for issuance.

The Merger

On July 25, 2025, Ikena completed its previously announced Merger with the Company in accordance with the terms of the Merger Agreement. Prior to the Merger, Ikena effected a 1-for-12 reverse stock split of its common stock (the “Reverse Stock Split”). Pursuant to the Plan of Merger for the First Merger, Merger Sub I was merged with and into the Company and the Company became a wholly owned subsidiary of Ikena. Pursuant to the Plan of Merger for the Second Merger, the Company was merged with and into Merger Sub II and Merger Sub II became a wholly owned subsidiary of Ikena. Ikena then changed its name to “ImageneBio, Inc.” and the business conducted by Ikena became primarily the business conducted by Inmagene immediately prior to the Merger.

Under the terms of the Merger Agreement, each ordinary share and preferred share of the Company (each such share, an “Inmagene Share”) held as treasury shares were canceled. Each then-outstanding Inmagene Share was converted into the right to receive 0.0030510 shares of Ikena common stock, par value $0.001 per share (“Ikena Common Stock”) (such ratio, the “Exchange Ratio”) and each then-outstanding option to purchase Inmagene Shares was converted into an option to purchase Ikena Common Stock, subject to adjustment as set forth in the Merger Agreement. Ikena issued an aggregate of 4,601,368 shares of Ikena Common Stock to Inmagene shareholders based on the Exchange Ratio, resulting in 11,181,670 shares of common stock outstanding immediately following the Merger and the PIPE Financing (discussed below).

Concurrently with the execution of the Merger Agreement, Ikena entered into the Subscription Agreements with certain accredited investors, pursuant to which, following the closing of the Merger, the such investors subscribed for and purchased an aggregate of 2,508,337 shares of Ikena Common Stock, after giving effect to the Reverse Stock Split, at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million.

The shares of Ikena Common Stock, which traded on The Nasdaq Global Market through the close of business on Friday, July 25, 2025, under the ticker symbol “IKNA,” commenced trading on The Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis under the ticker symbol “IMA” on July 28, 2025. As a result of the closing of the Merger, subsequent to quarter ended June 30, 2025, certain of the Company’s vested stock options became exercisable and all outstanding restricted stock units fully vested.

The Non-OX40 Divestiture

On July 25, 2025, immediately prior to consummation of the Merger, the Company consummated the divestiture of the non-IMG-007 business related assets, business and operations (the “Non-OX40 Business”) controlled by the Company immediately prior to the Merger (the “Non-OX40 Divestiture”). Specifically, the Company sold and transferred (including via sublicense) all of the Non-OX40 Business to Miragene Inc, a newly formed private company and wholly owned subsidiary of the Company (“SellCo”).

As part of the Non-OX40 Divestiture, Miragene Co, a newly formed private company (“BuyCo”) held by the holders of the Company’s outstanding shares prior to the Merger, purchased from the Company all of the outstanding share capital of SellCo (holding the Non-OX40 Business) in exchange for a promissory note in the amount of $8,900,000 issued by BuyCo to the Company. The promissory note accrues interest at an annual rate of 4.61%, with interest payments due monthly in arrears, unless BuyCo elects to capitalize the interest through payment-in-kind (PIK) treatment. The promissory note matures on the earlier of (i) the year 2035 or (ii) the date on which the Company declares the promissory note due and payable or after the occurrence of an event of default. Additionally, in the event that BuyCo receives certain specified milestone or license payments, after the second anniversary of the promissory note, 50% of such proceeds must be used to prepay the outstanding balance of the promissory note. Any payments made under the promissory note from BuyCo to the Company will be distributed to Inmagene CVR holders as Inmagene CVR Payments.

As a result of the Non-OX40 Divestiture, IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of atopic dermatitis and other potential indications, became the only product candidate of the Company in clinical development.

Transition Services Agreement

In connection with the Non-OX40 Divestiture, the Company entered into a Transition Services Agreement (the “Transition Services Agreement”) with SellCo (as defined above) for certain transitional services related to the ongoing operations of the Company’s business with respect to the IMG-007 program, including services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalysis, pharmacovigilance, program management, accounting and finance, program management communication, administration and human resources and intellectual property support (collectively, the “Miragene Services”).

The initial term of the Transition Services Agreement is six months, which shall be automatically extended for an additional six months unless during the first three months of the Initial Term, the Company provides written notice to terminate the Transition Services Agreement (as may be extended, the “Initial Term”). In addition, the Company may extend the term for the receipt of the Miragene Services for up to an additional 12 months upon 60 days’ prior written notice prior to the end of the Initial Term.

Upon the closing of the Merger, the Company paid SellCo $1.25 million as pre-payment for the Miragene Services to be provided during the Initial Term. Up to $1.25 million may be payable if the Initial Term is automatically extended for the Miragene Services to be provided during such period. If the Transition Services Agreement is extended beyond the Initial Term, the Miragene Services shall be provided at an annual FTE rate of $200,000.

In addition, pursuant to the Transition Services Agreement, SellCo shall be permitted to use the Company’s principal executive offices under specified circumstances at an agreed monthly rate.

The Transition Services Agreement may be terminated after the Initial Term by either party upon 60 days’ prior written notice or by SellCo after the completion by the Company of the sale or other disposition of any portion of the Company’s business, assets or properties constituting all or a majority of the IMG-007 Business (as defined in the Transition Services Agreement).